Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Pall Corporation:

We consent to the use of our report dated September 26, 2008, with respect to the consolidated balance sheets of Pall Corporation as of July 31, 2008 and 2007, and the related consolidated statements of earnings, stockholders’ equity and cash flows for each of the years in the three-year period ended July 31, 2008, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of July 31, 2008, incorporated herein by reference.

As discussed in the notes to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” as of July 31, 2007, Securities and Exchange Commission Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements” as of July 31, 2007 and Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” as of August 1, 2007.

Melville, New York
September 26, 2008